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                                                                 EXHIBIT 11.1

                  NETSCAPE COMMUNICATIONS CORPORATION
             STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
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

                                    YEAR ENDED        YEAR ENDED        YEAR ENDED
                                   DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                      1996               1995              1994
                                   ------------      ------------      ------------
Primary:
   Weighted average common stock
     outstanding including stock
     related to SAB No. 64 and 83     84,001           75,735             67,181
   Net effect of dilutive stock
     options-based on the treasury
     stock method                      3,860             --                 --
                                   ------------      ------------      ------------
       Total weighted average
          common and common
          equivalent shares
          outstanding                 87,861           75,735             67,181
                                   ------------      ------------      ------------
                                   ------------      ------------      ------------

Net income (loss)                  $  20,908         $ (6,613)         $ (13,830)
                                   ------------      ------------      ------------
                                   ------------      ------------      ------------

Net income (loss) per share        $    0.24         $  (0.09)         $   (0.21)
                                   ------------      ------------      ------------
                                   ------------      ------------      ------------

Fully diluted:

   Weighted average common stock
     outstanding including stock
     related to SAB No. 64 and 83     84,001           75,735             67,181

   Net effect of dilutive stock
     options-based on the treasury
     stock method                      3,996              --                 --
                                   ------------      ------------      ------------
        Total weighted average
          common and common
          equivalent shares
          outstanding                 87,997           75,735             67,181
                                   ------------      ------------      ------------
                                   ------------      ------------      ------------

Net income (loss)                  $  20,908         $ (6,613)         $ (13,830)
                                   ------------      ------------      ------------
                                   ------------      ------------      ------------

Net income (loss) per share        $    0.24         $  (0.09)         $   (0.21)
                                   ------------      ------------      ------------
                                   ------------      ------------      ------------

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1. All periods reflect the business combinations with Collabra Software,
   Inc., and InSoft, Inc., which have been accounted for as poolings of interest. Financial information for periods prior to January 1, 1996 has not been restated for the operations of Netcode Corporation and Paper Software, Inc., due to immateriality. See Note 2 of Notes to Consolidated Financial Statements.

2. All share and per share data have been restated to reflect a two-for-one stock split approved on January 23, 1996.

3. No dividends have been declared or paid on the common stock of Netscape. The dividends declared and paid by InSoft were insignificant.

4. Shares issued within twelve months of the initial filing date of the Company's Initial Public Offering have been included in the line item entitled "Stock related to SAB No. 64 and 83." See Note 1 of Notes to Consolidated Financial Statements.